Exhibit 99.2

	News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Media Contact:		Investor Contact:
Jay Worley (610) 902-6206		Barry Strzelec (610) 902-6256
jay.worley@airgas.com		barry.strzelec@airgas.com

For Release: Immediately

Airgas Increases Second Quarter Dividend by 14%

RADNOR, PA – July 21, 2010 — Airgas, Inc. (NYSE: ARG) today announced that the Board of Directors increased the quarterly cash dividend on the company’s common stock to $0.25 per share from $0.22. The dividend will be payable on September 30, 2010 to shareholders of record as of September 15, 2010.

“We are pleased to raise our dividend on the strength of our outstanding financial performance, including robust earnings growth and cash flow,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “The steady improvement we are seeing in our business as the economy recovers gives us further confidence in our growth prospects, financial strength, and operating performance goals.”

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

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FORWARD-LOOKING STATEMENTS

This communication contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company’s press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, and other forms filed by the Company with the Securities and Exchange Commission.